Exhibit 99.2

                                     January 25, 2012

Toll Brothers, Inc.

250 Gibraltar Road

Horsham, PA 19044

Exchange Offer Agreement

Dear Mr. Connor:

This letter agreement (this “Agreement”) by and between D.F. King & Co., Inc., a Delaware corporation (“King”), and Toll Brothers Finance Corp., a Delaware corporation (the “Company”), sets forth the terms and conditions of the engagement of King by the Company, in connection with the proposed offer (the “Exchange Offer”) by the Company to exchange any and all of its 2012 Notes and 2013 Notes (the “Old Notes”) from the holders thereof (the “Holders”) for its 2022 Notes (the “New Notes”). This Agreement shall commence on the date hereof and shall terminate on the completion, expiration or termination of the Exchange Offer (the “Term”). Capitalized terms used herein and not defined shall have the definitions ascribed to such terms in the Offering Circular.

1. Services.

(a) The Company hereby retains King as information agent (the “Information Agent”) and exchange agent (the “Exchange Agent”) in connection with the Exchange Offer.

(b) In its capacity as Information Agent, King shall provide advisory and consulting services (the Information Agent Services”) and shall contact, and provide information with respect to the Exchange Offer to, Holders. In no event shall King make any recommendation to a Holder regarding whether such Holder should exchange, or refrain from exchanging, Old Notes for New Notes (the “Exchange”).

(c) King shall use, and shall be provided by the Company with as many copies as King may reasonably request from time to time of, the following materials filed by the Company with the Securities and Exchange Commission (the “Commission”): (a) an Offering Circular, (b) a Letter of Transmittal, (c) press releases and newspaper advertisements, if applicable, (d) letters to brokers, dealers, banks and trust companies relating to the Exchange Offer, and (e) any and all amendments or supplements to the foregoing (collectively, the “Exchange Offer Materials”).

(d) In its capacity as Exchange Agent, King shall accept on behalf of the Company any Exchange or withdrawals thereof pursuant to the terms and conditions set forth in the Exchange Offer Materials (the “Exchange Agent Services”; together with the Information Agent Services, the “Services”). For the avoidance of doubt, King agrees that the acceptance of an Exchange or withdrawal thereof shall be made in accordance with the terms and conditions set forth in Offering Circular and the Letter of Transmittal. Any Exchange or withdrawal thereof shall be valid only if (i) King has received confirmation of the book-entry transfer of the Exchange or withdrawal thereof at The Depository Trust

Company (the “Book-Entry Transfer Facility”), together with any required documents (including, to the extent applicable, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent’s Message in lieu thereof) relating to the Exchange or any withdrawal thereof prior to the Expiration Date (the “Confirmation”); and (ii) in the Company’s sole discretion, any and all defects and irregularities relating to the Exchange or a withdrawal thereof have been waived by the Company or cured by the applicable Holder. In the event that King conclude that, to the best of its knowledge, such Exchange or withdrawal thereof is defective, King is authorized to notify the Holder (or its nominee) entering into such Exchange, or withdrawing such Exchange, or the Book-Entry Transfer Facility of the existence of such defects. Notwithstanding the foregoing, the Company reserves the right to (x) reject any and all Exchanges or withdrawals thereof that are not, in its sole discretion, in proper form or the acceptance of which would, in the Company’s opinion, be unlawful and (y) waive any defects, irregularities or conditions of an Exchange or withdrawal thereof; provided that King may waive such defects, irregularities or conditions upon the approval of the Company.

2. Fees and Expenses.

(a) As consideration for the Services, the Company shall pay to King a non-refundable fee of $14,500, payable in full upon the earlier of completion, expiration or termination of the Exchange Offer (the “Service Fee”). Notwithstanding anything contained herein to the contrary, the Company shall pay to King the fees in respect of the bondholder identification services in an amount set forth on Annex A hereto upon execution of this Agreement.

(b) In the event that the Company (i) extends the Term, the Company shall pay to King an extension fee of $500 for such, and each subsequent, extension (the “Extension Fee”) and (ii) requests that King provide additional services, the Company shall pay to King additional fees for such services at King’s reasonable and customary rates, such fees to be governed by the terms of a separate agreement to be mutually agreed to and entered into by the parties hereto (the “Additional Service Fee”; together with the Service Fee and the Extension Fee, the “Fees”). The Company shall reimburse King for all reasonable and documented expenses incurred by King (including, without limitation, reasonable fees and disbursements of counsel in connection with the Services (the “Expenses”). The Company shall also reimburse King for the charges of banks, and brokers and depositories.

(c) For the avoidance of doubt, payment of the Fees and Expenses shall not be conditioned on the successful consummation of the Exchange Offer and shall be payable promptly after written demand thereof.

3. Information. The Company acknowledges that it shall be solely responsible for the information contained in the Exchange Offer Materials (the “Information”). King shall be entitled to use and rely upon the Information without responsibility for independent verification thereof and does not assume responsibility for the accuracy or completeness of the Information. The Company shall advise King reasonably promptly of any amendment or supplement to the Exchange Offer Materials and shall provide such amendment or supplement to King as soon as practicable. The Company hereby agrees that none of the Exchange Offer Materials shall make reference to King without prior review and written or oral approval (such approval not to be unreasonably withheld, delayed or conditioned) of King.

4. Representations and Warranties.

The Company represents and warrants that:

(a) this Agreement is valid and binding on the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b) the Company has taken, or will take, all necessary corporate action prior to the commencement of the Exchange Offer to authorize the Exchange Offer, and any Exchange thereunder;

(c) all Exchange Offer Materials will comply, in all material respects, with the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (the “Exchange Act”), and none of the Exchange Offer Materials, and no other report, filing, document, release or communication published or filed by the Company in connection with the Exchange Offer, will contain any untrue or misleading statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading;

(d) the Exchange Offer, and the Exchange, will comply, in all material respects, with all applicable requirements of law including the applicable rules or regulations of any governmental or regulatory authority or body, and no material consent or approval of, or filing with, any governmental or regulatory authority or body, (other than required filings under the Exchange Act) is required in connection with the making or consummation of the Exchange Offer (or, if any such material consent, approval or filing is required it will be duly obtained or made prior to the commencement of the Exchange Offer); and

(e) the Exchange Offer, and the Exchange, and the execution, delivery and performance of this Agreement, will not conflict with or result in a breach of or constitute a default under the Company’s certificate of incorporation and by-laws, or any material agreement, indenture, mortgage, note or another instrument by which the Company is bound, except as would not reasonably be expected to have a material adverse effect on the Company or the transactions contemplated under the Exchange Offer.

King shall be authorized to represent and warrant under an Automated Tender Offer Program Master Agreement between the Book-Entry Transfer Facility and King that (a) delivery by the Book-Entry Transfer Facility of an Agent’s Message shall satisfy the terms of any Exchange Offer made eligible for the Automated Tender Offer Program (“ATOP”) by the participant identified in such Agent’s Message and (b) the terms set forth in the foregoing clause (a) shall be enforceable against the Company in each Exchange Offer made eligible for ATOP by the participant identified in such Agent’s Message.

5. Confidentiality.

(a) King shall preserve the confidentiality of all material non-public information provided by the Company or its agents for King’s use in fulfilling the Services (the “Confidential Information”), and shall not publish, disclose or otherwise divulge, such Confidential Information without the Company’s prior written consent, except to its officers, directors, agents, or employees on a confidential and need-to-know basis.

(b) Nothing herein shall prevent King from disclosing any such Confidential Information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case King agrees, to the extent practicable and not prohibited by applicable law, to inform the Company promptly thereof prior to disclosure), (ii) upon the request or demand of any regulatory authority having jurisdiction over King (in which case King agrees, to the extent practicable and not prohibited by applicable law, to inform the Company promptly thereof prior to disclosure), (iii) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by King in violation of any confidentiality obligations owing to the Company or any of its respective affiliates, (iv) to the extent that such information is received by King from a third party that is not, to King’s best knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Company or its respective affiliates or related parties, and (v) to the extent such information was independently and lawfully developed by King without the use of any Confidential Information. Promptly upon the Company’s written request, King will deliver to the Company or destroy all Confidential Information.

6. Indemnity.

(a) The Company hereby agrees to indemnify and hold harmless King and its affiliates and its and their officers, directors, employees, advisors, agents, other representatives and controlling persons (King and each such other person being an “Indemnified Person”; and such affiliates, officers, directors, employees, advisors, agents, other representatives and controlling persons of any such Indemnified Person are referred to herein as its “related parties”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject to arising out of or in connection with this Agreement and the Services or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by the Company or any of its affiliates, and to reimburse each such Indemnified Person upon demand for any reasonable, documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Indemnified Persons taken as a whole and, in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity shall not, as to any Indemnified Person or related parties, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of the related parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) arising from a material breach of the obligations of such Indemnified Person under this Agreement or (iii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by the Company or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person. The foregoing indemnity and the Company’s reimbursement obligations hereunder will be in addition to any liability which the Company may otherwise have and will be binding upon and inure to the benefit of any of the Company’s successors and assigns and the Indemnified Persons.

(b) No party hereto shall be liable to any other party on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings); provided that nothing contained in this sentence shall limit the Company’s indemnification and reimbursement obligations set forth herein.

(c) In the event that an Indemnified Person is requested or required to appear as a witness or is deposed in any action brought by or on behalf of or against the Company or any of its subsidiaries or affiliates in which such Indemnified Person is not named as a defendant, the Company agrees to reimburse such Indemnified Person for all reasonable expenses incurred by it in connection with such Indemnified Person’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel.

7. Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be in writing and addressed to the other party at the following address (or at such other address as shall be given in writing by one party to the other):

If to the Company, at the address above:

Attention: Martin P. Connor

Fax: 215-938-8010

Email: mconnor@tollbrothersinc.com

If to King, at the address above.

8. Miscellaneous.

(a) The Company acknowledges and agrees that (i) no fiduciary, advisory or agency relationship between the Company and King is intended to be or has been created in respect of any of the transactions contemplated by this Agreement and (ii) the Company waives, to the fullest extent permitted by law, any claims that it may have against King for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that King shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including its Holders, employees or creditors.

(b) This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to its conflicts of law rules. It is agreed that any action, suit or proceeding arising out of or based upon this Agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District. Service of any process by registered mail addressed to each party at the respective address above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. The parties hereto (i) waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Services in any New York State court or in any such Federal court, (ii) waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF ANY SERVICES HEREUNDER.

(c) The compensation, confidentiality, reimbursement, indemnification, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of the termination of the Agreement. No amendment or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Agreement is the only agreement between the parties hereto with respect to the matters contemplated hereby and sets forth the entire understanding of the parties with respect thereto. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission (or in “.pdf” or “.tif” form) shall be effective as delivery of a manually executed counterpart of this Agreement. If any provision of this Agreement shall be held illegal or invalid by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the parties hereto to the fullest extent permitted by law.

If the foregoing correctly sets forth the understanding between the Company and King, please indicate acceptance thereof in the space provided below for that purpose, whereupon this Agreement and the Company’s acceptance shall constitute a binding agreement between the parties hereto.

D.F. KING & CO., INC.

By:	/s/ Thomas A. Long
Name: Thomas A. Long
Title: Senior Vice President

Accepted as of the date first above written:

TOLL BROTHERS, INC.

By:	/s/ Martin P. Connor
Name: Martin P. Connor
Title: Senior Vice President, Chief Financial Officer & Treasurer